Jul 13, 2010 / 02:00PM  GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Glenn Wiener
 GW Communications - IR

 Patrick Lavelle
 Audiovox Corporation - President & CEO

 Michael Stoehr
 Audiovox Corporation - SVP & CFO

CONFERENCE CALL PARTICIPANTS

 Thomas Kahn
 Kahn Brothers - Analyst

 Jim Barrett
 CL King & Associates - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the first-quarter 2011 Audiovox Corporation earnings conference call. My name is Ann and I will be your coordinator for today's call.

As a reminder this conference is being recorded for replay purposes. At this time all participants are in listen-only mode. (Operator Instructions) We will be facilitating a question-and-answer session following the presentation. (Operator Instructions)

I would now like to turn the presentation over to your host for today's call, Mr. Glenn Wiener, Investor Relations. Please proceed, sir.

 Glenn Wiener - GW Communications - IR

 Thank you, Ann, and welcome to Audiovox's fiscal 2011 first-quarter results conference call. As you know, today's call is being webcast on our website, www.Audiovox.com, and can be accessed in the Investor Relations section.

With us today are Patrick Lavelle, President and CEO, and Michael Stoehr, Senior Vice President and Chief Financial Officer.

Before we begin I would quickly like to remind everyone that except for historical information contained herein statements made on today's call and webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements.

Risks factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28, 2010. Our press release can be viewed on our website as can the live webcast of our conference call.

At this time I would like to turn the call over to Patrick Lavelle. Pat?

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Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Thanks, Glenn, and good morning, everyone. Yesterday we reported first-quarter results after the market closed. Our sales were up close to 9%, our gross margins increased 1.7% coming in at 20.8%, and we posted a profit of $1.1 million and earnings per share of $0.05 compared to a profit last year of approximately $500,000 or $0.02 a share.

Mobile electronics sales were up 47% with 26% of that increase attributed to the new OE business from our acquisition of Invision and 21% a result of increases in our core mobile and security categories. International sales were up 36% largely due to the Schwaiger acquisition and we were able to post this increase despite a 12% decline on foreign currency exchange rates driven by the weakening euro.

All of these positive results offset lower sales in our consumer and accessory groups which were down 18.4%.

While we showed improvement over last year's first quarter, like most companies, we are still feeling the effects of an economic recovery that is materializing slower than I think anyone had expected. As I stated on the last call, we believe Audiovox is well-positioned to be profitable. Though our profits would be dependent not only on the domestic recovery but also on the state of the global markets and the corresponding impact to our top line, long-term we remain very positive about our prospects.

During the first quarter we had several product lines experience good growth. Excluding the addition of Invision which resulted in significantly higher OE sales, our mobile group was up compared to last year. This was driven by higher aftermarket sales in our core security -- in the core security and mobile video along with new sales from FLO TV and additional securities sales from the Omega distribution agreement.

We are encouraged by the positive signs pointing to a continuing automotive market recovery. While car sales are still well below levels of years past, they are improving month to month and year over year. Many of the OEs are reporting growth and May numbers came in 19% over last year.

JD Powers estimates that car sales are tracking to 11.3 million for the year, up from April's estimate of 11.2 million, and on an annualized basis are tracking closer to 11.7 million.

While by no means is the automotive industry in a robust growth pattern since sales are still significantly below pre-recession numbers, it appears that sales have stabilized and reports on 2Q and 3Q output look promising.

I am happy to report we begin our first shipments of rear seat entertainment for the Ford Expedition and Lincoln Navigator in August. We have begun to deliver the BMW X1 and have been advised that we are now approved for the BMW X3, which sales are anticipated for the latter part of the fiscal year. In addition, we expect to benefit from new promotions at Chrysler on FLO TV and GM on rear seat entertainment.

We believe there is significant opportunity for Audiovox to share in the growth and recovery of the automotive industry through our existing business relationships as well as through the expanded OE reach that the Invision acquisition has provided.

In the aftermarket, FLO TV continues to be a major focus of our mobile products. This quarter Best Buy will begin selling the FLO TV automotive system as well as the first portable DVD with FLO TV built in. We have also started shipping several FLO-ready systems in our Mobile Video and Jensen lines that allow FLO TV to be controlled directly by the video system. Sales of the FLO TV handheld were up in the quarter and we continue to expand distribution.

Finally, we are gearing up for the remote start selling season with three distinct lines from Prestige, Code Alarm, and now Omega that cover virtually every distribution channel.

Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

Our consumer and accessory business remains challenged by the weakness in consumer spending and high unemployment. In addition, we are experiencing a slow recovery in the supply chain which has caused a shortage of some key parts that affected retail sales in the first quarter. We expect these shortages to ease in the second half.

You will recall the transition from analog to digital TV dramatically increased antenna sales for the first half of fiscal 2010. We continue to maintain the number one market share under the RCA brand and have a great presence at retail, but do not expect to reach fiscal 2010 levels in this category.

Our new line of acoustic research remotes sold well in the first quarter and should gain more traction over the coming quarters. We are on schedule to launch our One for All smart remote and our Zentral remote lines later this summer which broadens our portfolio. The voice-activated remotes introduced at CES under the RCA brand are in stock and we expect these new product introductions to lead to higher sales and increased market share in the TV remote segment for our accessory group maintaining our number one position in unit sales.

One new product that has been getting a lot of attention in the press and CES and more recently CTIA is AirPower. AirPower was developed in our RCA labs. It is an innovative power product that we believe will revolutionize charging for a host of consumer products.

It's in the final stages of development and testing is proceeding well. I have discussed this product on prior calls and will provide more details as we get closer to the launch date which is expected in the second half of the year.

Overall in consumer and accessories we were able to improve our retail placement with the addition of significant new customers. We are well positioned to capitalize on any improvement in consumer spending at retail.

As I mentioned earlier, international sales were up 36% for the quarter largely as a result of last year's Schwaiger acquisition, growth in OE sales to Porsche, and increased sales in our Oehlbach accessory line. However, the European economy is more tenuous than ours and a decline in the euro will negatively affect sales on a consolidated basis throughout the year. I do expect our European business to expand as the economies in Eastern Europe improve and our exports to these countries increase.

Venezuela, on the other hand, is a different story. Our sales were literally cut in half for the first quarter due to the recent steps taken by the Chavez government to control the monetary supply. This has limited not only our customers but also our own ability to convert bolivars to dollars which is necessary for us to procure components. We expect the severe controls imposed by the government will impact sales for the balance of the year and we are waiting to hear from the Venezuelan Central Bank as to their latest rules which have not been finalized.

Venezuela accounts for less than 2% of our overall sales so the impact to top-line revenue has not been that dramatic.

Overall, our margins came in well above Q1 last year. We are still projecting margins in the 18% to 19% range for the year. Of course, the product mix will dictate which end of the spectrum we fall in and there is potential upside. Our overhead is also in line with our plan though it increased as a percentage of sales in the comparable first quarters.

We added approximately $3.3 million in overhead with our acquisitions of Schwaiger and Invision, which is not in the fiscal 2010 comparisons, and when we take into account the timing differences on some charges for the quarter, which Mike will detail, our core overhead is essentially flat with last year. I believe we have the right infrastructure going forward, especially as we gain more synergies through our brands, our people, and our business segments. Overall we expect to continue to operate profitably in spite of a difficult global environment.

New product introductions and growth in the automotive sector position us well. We are also confident that some of the new accessory products slated for the second half will also improve performance. We are operating lean, our balance sheet is in very good shape, and our cash position continues to grow.

Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

We have made some very strategic acquisitions which have helped us offset some of the weakness brought about by the economy, and when things turn we believe we can grow our Audiovox as it stands now to a $650 million to $700 million company without many changes to our overhead. We are also still active on the M&A front looking at acquisitions that can further strengthen our brand portfolio and distribution.

I appreciate your continued support and I would like to take this opportunity to thank all of the employees at Audiovox who have made personal sacrifices to keep our company strong. I believe that as we emerge from this recession we will be find ourselves in a position to capitalize on growth from every segment.

With that I will turn the call over to Michael and then we will open it up for some questions. Mike?

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 Thanks, Pat. Good morning, everyone. Net sales for the first quarter were $130 million -- $130.3 million, an increase of 8.8% over $119.8 million reported in the first quarter last year. Electronic sales were $94.5 million, an increase of 19.6%, and accessory sales were $35.8 million, down 12.3%.

The increase in our electronics group was primarily due to higher sales of Mobile products, partially as a result of our acquisition of Invision. We also experienced higher sales of security products, both from our core OEM group as well as new sales from our recent Omega security distribution agreement. Overseas our OEM business also increased.

FLO TV products also contributed to an increase in our overall Mobile sales as we did not have FLO TV in our lineup in the first quarter of last year.

Finally, in our mobile group we experienced increases in our video product line. These increases in mobile offset by declines in audio and satellite radio products.

In the consumer, sales of our digital players and clock radios increased but this was offset by lower sales of core CG products, primarily DVD products. As a percentage of sales electronics represented 72.5% for three months ended May 31, 2010, compared to 62.5% for the same period in 2009.

Accessory sales declined by approximately $5 million for the comparable first quarter periods, mainly due to the fact we did not anniversary sales of digital antenna products that we had in the first quarter of last fiscal year. These sales related to the analog to digital TV transition that took place in early 2009. This made up approximately $8 million of the decline.

Some of our other accessory products experienced lower sales volume as a result of the economy and cautious spending on the part of the US consumer. Offsetting these declines was growth in our international accessory business, both our existing accessory lines and new sales added from our Schwaiger acquisition. As a percentage of net sales accessories represented 27.5% compared to 31.1% for the periods ended May 31, 2010 and 2009, respectively.

I will add that our recent acquisitions of Schwaiger and Invision represented $18.3 million in sales for the first quarter.

Our international business was up substantially in comparable first-quarter periods, 36%, primarily due to the reasons I just outlined, but our business was also adversely impacted by the strengthening of the US dollar versus the euro and the economic and political climate in Venezuela. As a note, a majority of our assets in Venezuela are in cash deposits with the Central Bank and we do not fund its operations from the US now.

Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

Gross margins improved by 170 basis points to 20.8% compared to 19.1% last year. Although accessories, which are typically higher margin products, represented a smaller percentage of our sales mix, our margins were favorably impacted in the electronics group with higher OEM sales which require higher margins, improved margins in our existing product lines coupled with new product introductions, and reduced costs in freight and warehousing as we continued to review and adjust these costs as needed.

Our overhead increased $5.9 million to $28.5 million. This increase was the result of several factors. One, overhead of $3.3 million associated with the Invision and Schwaiger acquisitions which were not included in the first fiscal 2010 first quarter; two, we recorded a $1.1 million expense from professional fees which will not repeat in the following quarters. This is (inaudible) due to a timing in how we book these expenses.

The recorded expenses of $428,000 for employee stock options which will repeat in the second and third quarter of this year. This is related to the second half vesting of options granted in September 2009. During the third quarter 2009 we reported $1.1 million of option costs. The third quarter of 2010 it will be [$428,000].

A portion of the increase, approximately $300,000, was due to the reinstatement of a portion of the salary reductions which were implemented throughout last fiscal year. This will also continue throughout this year. And as disclosed, the increase only applies to executives below -- to employees below the VP level.

And, finally, we had large bad debt recoveries related to the automotive industry of approximately $350,000 last year first quarter which did not occur this quarter. Cumulatively this represents $5.5 million of the overhead increase.

Our headcount for both periods ended May 31 was 945 employees this year versus 789 employees last year, an increase of 156 employees. We added, through the acquisition of Schwaiger and Invision, 220 employees. Our net decrease in core employees is 10%.

We believe that we have the right overhead structure based on our anticipated sales, but as we have done in past periods we continue to evaluate our cost structure to see if we can derive greater synergies and efficiencies, particularly within our acquired businesses. Interest and bank charges represent bank obligations for Audiovox Corporation and Audiovox Germany and interest in capital leases.

Equity income in our equity investees increased due to higher equity income of ASA result of decreased business in all of its core areas. Other income increased approximately $1 million for the comparable periods due to gains on foreign exchange contracts in our German operations during the first quarter 2011.

Also during the first quarter we successfully completed a transfer pricing discussion with Canadian tax revenue and gained a $1 million refund for previous taxes paid. Our net income was $1.1 million versus $473,000 last year or $0.05 a share versus $0.02 a share.

On to the balance sheet. Operating activities providing cash of $21 million, principally due to decreased accounts receivable. A portion of this cash was used to pay down a $5 million bank debt that we got for the Invision acquisition and we also increased Invision's inventory position by approximately $5 million to get to the necessary levels of production [to get off] airfreight to improve our margins.

Our AR and inventory turns were 5.3 and 3.3 during this quarter versus 4.4 and 4.2 last quarter -- first quarter of last year. Through March 31 we had a $10 million secured credit line [on] temporary short-term working capital and letter of credit needs. We replaced this line with a $15 million, three-year facility. We currently do not have any direct borrowings and we primarily use these for letters of credit if they are required by our suppliers.

For the first quarter the Company had working capital of $240.2 million which includes cash and short-term investments of $83.6 million compared to working capital of $239.8 million on February 28, 2010, which included cash and short-term investments of $69.5 million -- excuse me, that is 2009. The increase in cash is primarily due to lower ARs partially offset by higher inventory as I just discussed, more accounts payable, improved expenses, and repayment of bank obligations.

Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

Our cash position is up approximately $14 million from fiscal year-end.

It should be noted that cash deposits of $7.1 million in Venezuela carries long-term securities not in our consolidated cash balances. If we include Venezuela in cash, (technical difficulty) the new cash balances are $90.7 million.

In summary, we continue to monitor the global economic situation and believe we are positioned for higher profits in future periods. We remain prudent in our buying programs and we are watching our overhead and inventory positions carefully and our balance sheet remains strong.

I will turn the call back to Pat. Pat?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Okay, Michael. Thank you. Now we are ready for some questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Thomas Khan, Kahn Brothers.

 Thomas Kahn - Kahn Brothers - Analyst

 Pat, can you walk me through FLO TV? In other words, if I go into a car dealer and I buy like an SUV with screens, let's say, in the back built in, how does -- do I ask them for FLO TV? Do I pay extra? How does this whole process work?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Okay, there are two primary products within FLO TV. One is a handheld that is sold at retail; the other is a [12-volt] product that is sold through the car dealers. The 12-volt product could be added to any one of our products which are FLO ready or it could be added to the factory system that is in the vehicle when you purchase it. Okay?

The dealer should offer the product to you because we have a number of car dealers on the program. They can add it to the system and they will -- we are making some changes to the program that we had the first years bundled whereby you would have the service and the hardware all in one price that they would put into the price of the car.

 Thomas Kahn - Kahn Brothers - Analyst

 So let's say right now do you have any dealer in the New York area, OEM dealer, and if I went in and was going to, let's say, buy or lease a car and I said by the way I would like FLO TV in it, they would say no problem and they would adjust the quote in some way for that?

Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Yes, we have about 5,000 dealers on the program right now.

 Thomas Kahn - Kahn Brothers - Analyst

 Oh, great.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 So we have many dealers in the New York area. And, yes, what they will do is they will add the hardware to the factory system (technical difficulty) purchase an aftermarket system like one of ours and then they will add the FLO module to it and your system will be able to receive live TV.

 Thomas Kahn - Kahn Brothers - Analyst

 Is anyone promoting this in the dealerships? Is there signs or placards or something?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Yes, yes, yes. We have in all the dealerships, all 5,000 dealerships that we have, they all have displays, working displays, literature, banners, everything to call out the FLO TV program. Additionally, Qualcomm as you know, who runs FLO TV, is also advertising heavily for the service.

 Thomas Kahn - Kahn Brothers - Analyst

 Great. Thank you very much.

Operator

 Jim Barrett, CL King.

 Jim Barrett - CL King & Associates - Analyst

 Good morning, everyone. Pat, could you talk about strategically the fit between Invision and your current OEM rear seat entertainment systems? Should we expect to see reduced overhead going forward by virtue of the fact that you have brought Invision or you have acquired Invision? How should we look at that?

Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Well, Invision is a different operation. They actually manufacture a lot of the components right there in Florida; that is different than what we were doing. The bulk of our OEM business was on the security and remote start product. We did have Mobile Video but we did compete with Invision for the OE business.

At this particular point we are combining our sales and we are looking at the synergies that exist on mobile video. We will be working with our engineers, their engineers, their production people, and everything to fine tune the operation and make sure that we pick up the synergies that exist between the two operations.

 Jim Barrett - CL King & Associates - Analyst

 Understood. Now Invision Schwaiger appear to have added on a pro forma basis about $0.03 per share last year in Q1. I think, Mike, you indicated what the sales were this year. Can you comment at all on what their profitability was?

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 Jim, we didn't have Schwaiger Invision the first quarter of last year.

 Jim Barrett - CL King & Associates - Analyst

 Could you repeat that?

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 We did not have Schwaiger or Invision first quarter last year.

 Jim Barrett - CL King & Associates - Analyst

 No, I understand that but in reviewing the 10-Q it appeared as if pro forma numbers were provided for last year.

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 Yes, yes, those numbers -- really that is the estimates that we made prior to the final valuation. Invision and Schwaiger did contribute profits to the Company but I really don't want to disclose what they are.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Both operations were profitable for the quarter.

Final Transcript
Jul 13, 2010 / 02:00PM GMT, VOXX - Q1 2011 Audiovox Corporation Earnings Conference Call

 Jim Barrett - CL King & Associates - Analyst

 I see. In terms of your wireless battery charger you mentioned, is that a -- any patent pending on that product and could you comment on the competitive landscape?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Yes, there are patents pending. We have filed a number of patents [for the development] process of this product. There are competing systems out there, whether they be solar or power mat, but we have not seen anything on the market or introduced by anyone that does exactly what this unit will do.

Besides adding solar the device will capture -- if you are in a WiFi hotspot, it will capture the energy emanating from that hotspot and store it and convert it so that it can be used to charge a DC product -- cell phone, laptop, portable DVD player, whatever it is.

 Jim Barrett - CL King & Associates - Analyst

 Okay, thanks, Pat. Thank you both.

Operator

 (Operator Instructions) We have no further questions.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Okay. If there are no questions, I would like to thank you on behalf of management for your interest in Audiovox and I wish you all a good day. Thank you.

Operator

 Ladies and gentlemen, we thank you for your participation in today's conference. This concludes the presentation and you may now disconnect. Have a good day.

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